Exhibit 5

[Letterhead of Wyatt, Tarrant & Combs, LLP]

May 27, 2005

Board of Directors
First Security Bancorp, Inc.
318 East Main Street
Lexington, Kentucky 40507

Ladies and Gentlemen:

        We have acted as counsel to First Security Bancorp, Inc., a Kentucky corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), to register 20,000 shares (the “Shares”) of the Company’s common stock, no par value, issuable under the Employment Agreement, dated December 1, 2003, between the Company, First Security Bank of Lexington and R. Douglas Hutcherson (the “Plan”).

        In connection with this opinion, we have reviewed the Articles of Incorporation of the Company, in the form filed with the Office of the Secretary of State of the Commonwealth of Kentucky, certain resolutions adopted by the Board of Directors of the Company, the Plan and the Registration Statement in the form to be filed with the Securities and Exchange Commission. We have also relied upon a certificate provided to us by the Company concerning the number of shares of the Company’s common stock that have been issued or reserved for issuance by the Company and the number of authorized but unissued shares of the Company’s common stock that are available for future issuance under the Plan. We have assumed, for purposes of this opinion, that the offering and sale of the Shares will be registered under the laws of the Commonwealth of Kentucky to the extent not exempt from any registration requirement thereunder.

        Based upon the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that the Shares, when issued and sold in accordance with the Registration Statement, the prospectus delivered to the participant in the Plan pursuant to the requirements of the Act, the pertinent

Board of Directors
May 27, 2005

provisions of any applicable state securities laws and the Plan, will be validly issued, fully paid and nonassessable.

        Our opinion is directed to the Board of Directors of the Company and may not be relied upon by anyone other than said directors and the recipient of the prospectus and participant in the Plan. We expressly disclaim any responsibility for advising you of any change hereafter occurring in circumstances touching or concerning the transaction which is the subject of this opinion, including any changes in the law or in factual matters occurring subsequent to the date of this opinion.

        We hereby consent to the filing of this opinion, or copies thereof, as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely yours,

WYATT, TARRANT & COMBS, LLP

/s/ Wyatt, Tarrant & Combs, LLP